      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 2001
                                             REGISTRATION NO. 333-______________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                       PAN PACIFIC RETAIL PROPERTIES, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                                 ---------------

                                 1631-B SOUTH MELROSE DRIVE
                                   VISTA, CALIFORNIA 92083
            MARYLAND                   (760) 727-1002           33-0752457
  (STATE OR OTHER JURISDICTION      (ADDRESS OF PRINCIPAL    (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    EXECUTIVE OFFICES)   IDENTIFICATION NUMBER)

                                 ---------------

                                   Copies to:

             STUART A. TANZ                          WILLIAM J. CERNIUS
       1631-B SOUTH MELROSE DRIVE                      JEEVAN B. GORE
        VISTA, CALIFORNIA 92083                       LATHAM & WATKINS
             (760) 727-1002                   650 TOWN CENTER DRIVE, 20TH FLOOR
(NAME AND ADDRESS OF AGENT FOR SERVICE)         COSTA MESA, CALIFORNIA 92626
                                                       (714) 540-1235

                                 ---------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                                 ---------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ] ________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                PROPOSED MAXIMUM        PROPOSED MAXIMUM
          TITLE OF SECURITIES                AMOUNT TO BE        OFFERING PRICE        AGGREGATE OFFERING           AMOUNT OF
            TO BE REGISTERED                  REGISTERED          PER SHARE(1)              PRICE(1)             REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value
  per share...........................        1,126,522              $25.33             $28,534,802.26               $7,134
==================================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices of the Registrant's common stock as reported on the New York Stock Exchange on July 3, 2001.

                                 ---------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                    SUBJECT TO COMPLETION, DATED JULY 6, 2001

PROSPECTUS

                                1,126,522 Shares
                       PAN PACIFIC RETAIL PROPERTIES, INC.
                                  COMMON STOCK

                                 ---------------

    We are a self-administered and self-managed real estate investment trust engaged in owning, acquiring, managing, leasing and developing community and neighborhood shopping centers.

    This prospectus relates to the resale from time to time of up to an aggregate of 1,126,522 shares of our common stock, par value $.01 per share that may be issued to holders of up to (i) 314,587 units of non-managing member interests in Pan Pacific (Rancho Las Palmas), LLC, (ii) 1,221,074 units of limited partner interests in Pan Pacific (Kienows), L.P., formerly Western/Kienows, L.P., and (iii) 88,499 units of limited partner interests in Pan Pacific (Pinecreek), L.P., formerly Western/Pinecreek, L.P., if these holders tender their units for cash redemption and we elect, in our sole and absolute discretion, to exchange the tendered units on a one share to one unit basis with respect to units in Pan Pacific (Rancho Las Palmas), and on a 0.62 shares to one unit basis with respect to units in Pan Pacific (Kienows) and Pan Pacific (Pinecreek), for shares of our common stock in lieu of a cash redemption. The units in Pan Pacific (Rancho Las Palmas) were issued, and these exchange shares were reserved for issuance, in connection with the formation of Pan Pacific (Rancho Las Palmas), LLC and the acquisition of a shopping center in California in September, 1999. The units in Pan Pacific (Kienows) and Pan Pacific (Pinecreek) were issued in connection with the formation of these partnerships and the acquisition of an aggregate of 12 properties by Western Properties Trust. We acquired Western Properties Trust in November, 2000 and accordingly assumed their obligations to holders of units in Pan Pacific (Kienows) and Pan Pacific (Pinecreek). We will not receive any proceeds from either the issuance of these exchange shares or the sale of these exchange shares by the holders of the units. See "Plan of Distribution." We are registering the offer and sale of these exchange shares by the holders of the units, but the registration of these exchange shares does not necessarily mean that any of these shares will be offered or sold by the holders of the units.

    The registration statement of which this prospectus is a part is being filed pursuant to our contractual obligations.

    Our common stock is listed on the New York Stock Exchange under the symbol "PNP." On July 3, 2001 the last reported sales price of our common stock on the NYSE was $25.60 per share.

                                 ---------------

    See "Risk Factors" on page 2 for certain factors relevant to an investment in our common stock.

    These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------

                   The date of this prospectus is ______, 2001

                                TABLE OF CONTENTS

Where You Can Find More Information.................................      1
Documents We Have Incorporated By Reference.........................      1
Pan Pacific Retail Properties, Inc..................................      2
Risk Factors........................................................      2
Use of Proceeds.....................................................      2
Forward-Looking Statements..........................................      2
Description Of Our Stock............................................      3
Material Federal Income Tax Consequences............................      5
Selling Stockholders................................................     16
Plan Of Distribution................................................     17
Experts.............................................................     17
Legal Matters.......................................................     18

                       WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can obtain copies of this material from the Commission at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including ourselves, that file electronically with the Commission. The address of the Commission's site is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange and you can inspect and copy similar information concerning us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    We have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "registration statement"), of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the shares of our common stock covered by this registration statement. This prospectus does not contain all of the information set forth in the registration statement, some portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus, in any prospectus supplement or in any document incorporated by reference herein or therein, as to the contents of any contract or other document are not necessarily complete, and in each instance we make reference to the copy of that contract or other document filed as an exhibit to, or incorporated by reference in, the registration statement, each statement being qualified in all respects by this reference and the exhibits and schedules thereto. For further information regarding us and the shares of our common stock, we refer you to the registration statement and the exhibits and schedules which may be obtained from the Commission.

                   DOCUMENTS WE HAVE INCORPORATED BY REFERENCE

    We filed the documents listed below under the Exchange Act with the Commission and these documents are incorporated into this registration statement by reference:

    (a) Our Annual Report on Form 10-K for the year ended December 31, 2000;

    (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

    (c) Our Definitive Proxy Statement on Schedule 14A relating to the 2001 annual meeting of Pan Pacific stockholders dated April 4, 2001;

    (d) Our Current Report on Form 8-K filed on November 28, 2000; and

    (e) The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-13243), including any subsequently filed amendments and reports filed for the purpose of updating that description.

    All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

    Copies of all documents which are incorporated herein by reference (not including the exhibits to these documents, unless the exhibits are specifically incorporated by reference in these documents) will be provided without charge to each person, including any beneficial owner, to whom this prospectus and any applicable prospectus supplement are delivered upon written or oral request. Requests should be directed to the Chief Financial Officer, Pan Pacific Retail Properties, Inc., 1631-B South Melrose Drive, Vista, California 92083, telephone number (760) 727-1002.

                       PAN PACIFIC RETAIL PROPERTIES, INC.

    Pan Pacific Retail Properties, Inc., a Maryland corporation, is a self-administered and self-managed real estate investment trust formed in April 1997 to continue and expand the acquisition, ownership, management, leasing and development business of Revenue Properties (U.S.), Inc. and its affiliates. On November 13, 2000, we acquired Western Properties Trust, a California real estate investment trust, in a stock-for-stock merger. Our portfolio consists principally of community and neighborhood shopping centers predominantly located in five key western U.S. markets. As of March 31, 2001, we owned or controlled a portfolio of 109 shopping center properties of which 106 are located in the western United States, including 44 in Northern California, 14 in Southern California, 13 in Nevada, 24 in Oregon and 11 in Washington.

    We employ personnel in the areas of administration, accounting services, property management, maintenance, design, leasing, acquisitions and business development. Our executive offices are located at 1631-B South Melrose Drive, Vista, California, and our telephone number is (760) 727-1002. In addition to personnel located at our executive offices, we operate regional offices in Las Vegas, Nevada; Kent, Washington; Portland, Oregon; and Sacramento, California. Each of our regional offices is responsible for property maintenance, management and leasing.

    We were incorporated as a Maryland corporation in April 1997. In August 1997, we completed an initial public offering of our common stock, which is listed on the New York Stock Exchange under the symbol "PNP."

                                  RISK FACTORS

    In addition to the other information contained or incorporated by reference in this prospectus (including the information contained in our Annual Report on Form 10-K under the heading "Certain Cautionary Statements"), prospective investors should carefully consider the following factors before investing in the securities offered hereby.

THE FUTURE SALE OF THESE SHARES MAY HAVE A POSSIBLE ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK.

    We cannot predict the effect that future sales of these shares of our common stock will have on the market price of our common stock. We have reserved 314,587 shares of our common stock for issuance upon the exchange of units issued in connection with the formation of Pan Pacific (Rancho Las Palmas). In connection with our acquisition of Western Properties Trust, we reserved an aggregate of 811,935 shares of our common stock for issuance upon the exchange of units previously issued by Western Properties Trust in connection with the formation of Pan Pacific (Kienows), formerly Western/Kienows, L.P., and Pan Pacific (Pinecreek), formerly Western/Pinecreek, L.P. We have agreed to register the shares offered by this prospectus under contractual obligations. The market price of our common stock could decline as a result of sales of these shares in the market or the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our common stock.

                                 USE OF PROCEEDS

    We are filing the registration statement of which this prospectus is a part under our contractual obligation to the holders named in the section entitled "Selling Stockholders." We will not receive any of the proceeds from the issuances of shares of our common stock to the holders of units or the resale of these shares by these holders. However, we will pay registration expenses which we estimate to be approximately $19,000.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, the words "may", "will", "expect", "anticipate," "continue", "estimate", "project", "intend" and similar expressions are intended to identify forward-looking statements regarding events, conditions, and financial trends that may affect our future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, and that actual results may differ materially from those included within the forward-looking statements as a result of various factors.

                            DESCRIPTION OF OUR STOCK

    The following summary of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are on file with the Commission as exhibits to registration statements we previously filed. See "Where You Can Find More Information."

General

    Our charter provides that we may issue up to 100,000,000 shares of common stock, $.01 par value per share, and up to 30,000,000 shares of preferred stock, $.01 par value per share. As of May 31, 2001, 31,526,938 shares of our common stock and no shares of preferred stock were issued and outstanding. Under the Maryland General Corporation Law, our stockholders generally are not liable for our debts or obligations.

Common Stock

    All issued and outstanding shares of our common stock are duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

    Subject to our charter restrictions on transfer of our stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided by the terms of any other class or series of our stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of our voting power can elect all of the directors then standing for election, and the holders of the remaining shares may not be able to elect any directors.

    Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. A Maryland corporation, however, may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that these matters may be approved by the affirmative vote of stockholders holding a majority of all the votes entitled to be cast on the matter.

Power To Reclassify Unissued Shares Of Our Stock

    Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to the issuance of shares of each class or series, our board is required by Maryland law and by our charter to set, subject to charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power To Issue Additional Shares Of Common Stock And Preferred Stock

    We believe that the power to issue additional shares of common stock or preferred stock authorized by our charter and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which we may list or trade our securities. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions On Ownership And Transfer

    For us to qualify as a real estate investment trust under the Internal Revenue Code, subject to specified exceptions, no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include specified entities) during the last half of a taxable year (other than the first year for which an election to be treated as a real estate investment trust has been made). In addition, if we, or an owner of 10% or more of our outstanding stock, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership or limited liability company in which we are a partner or member), the rent received by us (either directly or through any such partnership or limited liability company) from that tenant will not be qualifying income for purposes of the real estate investment trust gross income tests of the Internal Revenue Code. A real estate investment trust's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a real estate investment trust has been made).

    Our charter contains restrictions on the ownership and transfer of our common stock which are intended to assist us in complying with the Internal Revenue Code's requirement for qualification as a real estate investment trust. The ownership limit set forth in our charter provides that, subject to specified exceptions, no person or entity may beneficially own more than 6.25% (by number or value, whichever is more restrictive) of the outstanding shares of our common stock. Our charter also (i) prohibits any person from actually or constructively owning shares of our common stock that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a real estate investment trust, and (ii) voids any transfer of our common stock that would result in shares of our common stock being owned by fewer than 100 persons. The constructive ownership rules of the Internal Revenue Code are complex, and may cause shares of our common stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 6.25% of the shares of our common stock by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 6.25% of our outstanding common stock and thus violate the 6.25% ownership limit, or other limit provided in our charter or as otherwise permitted by our board of directors. Our board of directors may, but in no event will be required to, waive the 6.25% ownership limit with respect to a particular stockholder if it determines that the ownership will not jeopardize our status as a real estate investment trust. As a condition of any waiver, our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it and will obtain undertakings or representations from the applicant with respect to preserving its real estate investment trust status.

    Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of our stock, that will or may violate any of the foregoing restrictions on transferability and ownership, is required to give written notice immediately to us and provide us with any other information we may request in order to determine the effect of the transfer on our status as a real estate investment trust. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines, and such determination is approved by the affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter, that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a real estate investment trust. Except as otherwise described above, any change in the 6.25% ownership limit would require an amendment to our charter. Amendments to our charter require the affirmative vote of a majority of all votes entitled to be cast on that matter.

    Pursuant to our charter, if any purported transfer of our common stock or any other event would otherwise result in any person violating the 6.25% ownership limit or other limit provided in our charter or as otherwise permitted by our board of directors, then the transfer will be void and of no force or effect with respect to the prohibited transferee as to that number of shares in excess of the ownership limit or any other limit, and the prohibited transferee will acquire no right or interest (or, in the case of any event other than a prohibited transfer, the person or entity holding record title to any excess shares, referred to as a prohibited owner, shall cease to own any right or interest) in the excess shares. Any of these excess shares described above will be transferred automatically, pursuant to our charter, to a trust, the beneficiary of which will be a qualified charitable organization we select. This automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who will be designated by us and be unaffiliated with us and any prohibited transferee or prohibited owner) will be required to sell the excess shares to a person or entity who could own the shares without violating the 6.25% ownership limit, or any other limit provided in our charter or otherwise permitted by our board of directors, and distribute to the prohibited transferee or prohibited owner an amount equal to the lesser of the price paid by the prohibited transferee or prohibited owner for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the fair market value (as defined in our charter) of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the qualified charitable organization we select. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the qualified charitable organization we select, all dividends and other distributions paid by us with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the qualified charitable organization selected by us. If we have already taken irreversible corporate action, however, then the trustee will not have the authority to rescind and recast the vote. Any dividend or other distribution we pay to the prohibited transferee or prohibited owner (prior to our discovery that the shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the qualified charitable organization we select. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the 6.25% ownership limit or any other limit as provided in our charter or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.

    In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise, gift or transfer, the fair market value at the time of the devise, gift or transfer) and (ii) the fair market value on the date we, or our designee, accepts this offer. We will have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon a sale to us, the interest of the qualified charitable organization we select in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

    If any purported transfer of shares of our common stock would cause us to be beneficially owned by fewer than 100 persons, the transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

    All certificates representing shares of our common stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

    Every owner of a specified percentage (or more) of the outstanding shares of our common stock must file a completed questionnaire with us containing information regarding their ownership of such shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of our shares. In addition, under our charter, each stockholder will upon demand be required to disclose to us in writing any information we may request in order to determine the effect, if any, of that stockholder's actual and constructive ownership of our common stock on our status as a real estate investment trust and to ensure compliance with the 6.25% ownership limit, or any other limit provided in our charter or as otherwise permitted by our board of directors.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the federal income tax considerations we believe are material to a holder of our common stock. This summary is based on current law, is for general information only and is not tax advice. Your tax treatment will vary depending on your particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of common stock in light of his or her personal investments or tax circumstances, or to stockholders who receive special treatment under the federal income tax laws except to the extent discussed under the headings "--Taxation of tax-exempt stockholders" and "--Taxation of non-U.S. stockholders." Stockholders receiving special treatment include, without limitation:

    o   insurance companies;

    o   financial institutions or broker-dealers;

    o   tax-exempt organizations;

    o stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction, or as a position in a straddle for tax purposes;

    o   foreign corporations or partnerships; and

    o   persons who are not citizens or residents of the United States.

    In addition, this summary does not purport to deal with aspects of taxation that may be relevant to a holder of LLC or limited partnership units except to the extent described in "--Tax consequences of the exercise of exchange rights." Furthermore, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of our units or common stock.

    The information in this section is based on:

    o   the Internal Revenue Code of 1986, as amended;

    o current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

    o   the legislative history of the Internal Revenue Code;

    o current administrative interpretations and practices of the Internal Revenue Service; and

    o   court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we cannot assure you that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will be sustained by a court.

    The summary below is for general information only and is not tax advice. You are urged to consult your tax advisor regarding the specific tax consequences to you of:

    o   the ownership and disposition of LLC or limited partnership units;

    o the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences;

    o our election to be taxed as a real estate investment trust for federal income tax purposes; and

    o   potential changes in the tax laws.

Tax Consequences of the Exercise of Exchange Rights.

    If you exercise your right to require us to acquire all or part of your LLC or limited partnership units, and we elect to acquire some or all of your LLC or limited partnership units in exchange for our common stock, the exchange will be a fully taxable transaction, and you will generally recognize gain in an amount equal to the value of our common stock received, plus the amount of LLC or limited partnership liabilities allocable to your units being exchanged, less your tax basis in those LLC or limited partnership units. The recognition of any loss is subject to a number of limitations set forth in the Internal Revenue Code. The character of any gain or loss as capital or ordinary will depend on the nature of the assets of the LLC or limited partnership in which you hold units at the time of the exchange. The tax treatment of the disposition of your LLC or limited partnership units in exchange for cash may be similar, depending on your circumstances.

Taxation Of Pan Pacific Retail Properties, Inc.

    General. We elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with our taxable year ended December 31, 1997. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a real estate investment trust under the Internal Revenue Code commencing with our taxable year ended December 31, 1997. We intend to continue to operate in this manner. Our qualification and taxation as a real estate investment trust, however, depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code. Accordingly, we cannot assure you that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust. See "-- Failure to Qualify."

    The sections of the Internal Revenue Code that relate to the qualification and operation as a real estate investment trust are highly technical and complex. The following describes the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a real estate investment trust and its stockholders. This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and Treasury Regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and Treasury Regulations. Moreover, our qualification and taxation as a real estate investment trust depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership. Accordingly, we cannot assure you that the actual results of our operations for any particular taxable year will satisfy these requirements. See " -- Failure to Qualify." Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

    If we qualify for taxation as a real estate investment trust, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

    o We will be required to pay tax at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains.

    o We may be required to pay the "alternative minimum tax" on our items of tax preference.

    o If we have: (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

    o We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

    o If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect our profitability.

    o We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (a) 85% of our real estate investment trust ordinary income for the year, (b) 95% of our real estate investment trust capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

    o If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain assume that we will make an election under Internal Revenue Service Notice 88-19 or Treasury Regulation Section 1.337(d)-5T.

    o We may be subject to a 100% penalty tax to the extent our, or our tenants' rental service, and/or other agreements with our taxable REIT subsidiaries are not on commercially reasonable arm's length terms.

    Requirements for qualification as a real estate investment trust. The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:

    (1) that is managed by one or more trustees or directors;

    (2) that issues transferable shares or transferable certificates to evidence beneficial ownership;

    (3) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

    (4) that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

    (5) that is beneficially owned by 100 or more persons;

    (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

    (7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

    The Internal Revenue Code provides that all of conditions (1) to (4), must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a "look-through" exception applies with respect to pension funds.

    We believe that we have satisfied conditions (1) through (7) during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in
(5) and (6) above. These ownership and transfer restrictions are described in "Description of Our Stock--Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a real estate investment trust will terminate. If, however, we comply with the rules contained in the Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "--Failure to Qualify."

    In addition, we may not maintain our status as a real estate investment trust unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

    Ownership of a partnership interest. We own and operate one or more properties through partnerships. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership's share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "--Tax Aspects of the Partnerships." We have direct control of all of the partnerships in which we are a partner, and intend to continue to operate them in a manner consistent with the requirements for qualification as a real estate investment trust. The treatment described above also applies with respect to the ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

    Ownership of Subsidiaries. We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as "qualified REIT subsidiaries" under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its outstanding stock and if we and the subsidiary do not jointly elect to treat it as a "taxable REIT subsidiary" as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent real estate investment trust for all purposes under the Internal Revenue Code (including all real estate investment trust qualification tests). Thus, in applying the requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax and our ownership of the stock of such a subsidiary will not violate the real estate investment trust asset tests, described below under "Asset Tests."

    Income tests. We must satisfy two gross income requirements annually to maintain our qualification as a real estate investment trust:

    o First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (b) some types of temporary investments;

    o Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, or (b) dividends, interest and gain from the sale or disposition of stock or securities or
        (c) any combination of the foregoing.

    For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    Rents we receive from a tenant will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if all of the following conditions are met:

    o The amount of rent is not based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales.

    o We, or an actual or constructive owner of 10% or more of our capital stock, do not actually or constructively own 10% or more of the interests in the tenant.

    o Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property."

    o We do not operate or manage our property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. Further, under recently enacted legislation beginning in 2001, we are permitted to employ a "taxable REIT subsidiary" which is wholly or partially owned by us, to provide both customary and noncustomary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property."

    We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our status as a real estate investment trust.

    We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a real estate investment trust for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

    o our failure to meet these tests was due to reasonable cause and not due to willful neglect;

    o we attach a schedule of the sources of our income to our federal income tax return; and

    o any incorrect information on the schedule was not due to fraud with intent to evade tax.

    It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a real estate investment trust. As discussed above in "-- Taxation of Pan Pacific -- General," even if these relief provisions apply, and we retain our status as a real estate investment trust, a tax would be imposed with respect to our non- qualifying income. We may not always be able to maintain compliance with the gross income tests for real estate investment trust qualification despite our periodic monitoring of our income.

    Prohibited transaction income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include our share of any gain realized by any of the partnerships, limited liability companies or qualified REIT subsidiaries in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We may make occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

    Asset tests. At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

    o First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive these proceeds;

    o Second, not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test;

    o Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% by vote or value of any one issuer's outstanding securities. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer; and

    o Fourth, the value of the securities we own in any taxable REIT subsidiaries may not exceed 20% of the value of our total assets.

    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take those other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure any noncompliance with the asset tests within this time period, we would cease to qualify as a real estate investment trust.

    As discussed above, a real estate investment trust cannot currently own more than 10% by vote or value of the outstanding securities of any one issuer. Recently, legislation was enacted that, beginning in 2001, allows a real estate investment trust to own up to 100% of the vote and/or value of a corporation which jointly elects with the real estate investment trust to be treated as a "taxable REIT subsidiary," provided that, in the aggregate, a real estate investment trust's total investment in its taxable REIT subsidiaries does not exceed 20% of the real estate investment trust's total assets, and at least 75% of the real estate investment trust's total assets are real estate or other qualifying assets. In addition, dividends from taxable REIT subsidiaries will be nonqualifying income for purposes of the 75%, but not the 95%, gross income test. Other than certain activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent real estate investment trust.

    This new legislation contains provisions generally intended to insure that transactions between a real estate investment trust and its taxable REIT subsidiary occur "at arm's length" and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent real estate investment trust if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt to equity ratio. In some cases the new legislation also imposes a 100% tax on the real estate investment trust if its, or its tenants', rental, service and/or other agreements with its taxable REIT subsidiary are not on arm's length terms.

    This new legislation will require us to monitor our investments in the entities in which we own an interest and, in some circumstances, modify those investments if we own more than 10% of the voting power or value of the outstanding securities of another entity, other than a qualified REIT subsidiary or a taxable REIT subsidiary, as described above. The legislation concerning taxable REIT subsidiaries is generally effective only for taxable years beginning after December 31, 2000. We indirectly own an interest in Oregon Real Estate Services, Inc. We and Oregon Real Estate Services, Inc., have jointly elected for it to be treated as a taxable REIT subsidiary. As a result, our ownership of securities of Oregon Real Estate Services, Inc., will not be subject to the 10% asset test described above, and its operations will be subject to the provisions described above which are applicable to a taxable REIT subsidiary.

    Annual distribution requirements. To maintain our qualification as a real estate investment trust, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

    o 90% (95% for taxable years ending before January 1, 2001) of our "REIT taxable income"; and

    o 90% (95% for taxable years ending before January 1, 2001) of our after tax net income, if any, from foreclosure property; minus

    o the excess of the sum of specified items of our noncash income items over 5% of "REIT taxable income" as described below.

Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

    In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required, under Treasury Regulations, to distribute at least 90% (95% for taxable years ending before January 1, 2001) of the after-tax gain, if any, we recognize on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

    We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90% (95% for taxable years ending before January 1, 2001), but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on this income at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

    We expect that our "REIT taxable income" will be less than our cash flow because of depreciation and other non-cash charges included in computing our "REIT taxable income." Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. We may not, however, have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short- term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

    We may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    In addition, we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts, if any, by which our actual distributions during a calendar year are less than the sum of 85% of our ordinary income for the year, 95% of our capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any taxable income or net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

    Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for all federal income tax purposes as having been paid on December 31 of the prior year.

Failure To Qualify.

    If we fail to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a real estate investment trust would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a real estate investment trust, all distributions to stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects Of The Partnerships.

    General. We currently own interests in several partnerships and may own interests in additional partnerships in the future. Our ownership of an interest in such partnerships involves special tax considerations. These special tax considerations include, for example, the possibility that the IRS might challenge the status of one or more of the partnerships in which we own an interest as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership in which we own an interest, or one or more of its subsidiary partnerships, were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the real estate investment trust asset tests and/or the real estate investment trust income tests. This, in turn, would prevent us from qualifying as a real estate investment trust. In addition, a change in the tax status of one or more of the partnerships in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

    Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. All of the partnerships in which we own an interest intend to claim classification as partnerships under these Treasury Regulations. As a result, we believe that these partnerships will be classified as partnerships for federal income tax purposes. The treatment described above also applies with respect to our ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

    Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of
Section 704(b) of the Internal Revenue Code and the Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder.

    Tax Allocations With Respect to the Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes. These allocations do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

Earnings And Profits Distribution Requirements.

    A real estate investment trust is not permitted to have accumulated earnings and profits attributable to non-real estate investment trust years. A real estate investment trust has until the close of its first taxable year in which it has non-real estate investment trust earnings and profits to distribute all such earnings and profits. Beginning January 1, 1998, our failure to comply with this rule would require that we pay a "deficiency dividend" to our stockholders, and interest to the Internal Revenue Service, to distribute any remaining earnings and profits. A failure to make this deficiency dividend distribution would result in the loss of our real estate investment trust status. See "Failure to Qualify." For taxable years beginning prior to August 6, 1997, this deficiency dividend process may not have been available and thus might not prevent a loss of REIT status for the first year we could have had undistributed earnings and profits. As part of the transactions consummated in connection with our formation and initial public offering in August 1997, we may have acquired earnings and profits attributable to non-real estate investment trust years from certain of Revenue Properties (U.S.), Inc.'s wholly-owned subsidiaries. While not free from doubt, we believe, and took the position, that the earnings and profits of the Revenue Properties (U.S.), Inc. subsidiaries remained with the Revenue Properties (U.S.), Inc. affiliated group and were not acquired by us. For purposes of applying the rules requiring the distribution of non-real estate investment trust earnings and profits, however, we assumed that the earnings and profits of the Revenue Properties (U.S.), Inc. subsidiaries did carry over to us, and therefore that we were required to have distributed, or been deemed to have distributed, those earnings and profits prior to the end of 1997 in order to avoid a loss of our status as a real estate investment trust in 1997. The calculation of the amount of Revenue Properties (U.S.), Inc. earnings and profits that we would have acquired, and the amount of distributions necessary to distribute those earnings and profits, is subject to challenge by the IRS. However, even if the IRS should challenge our calculation of the amount of acquired earnings and profits, we believe that we did not have earnings and profits attributable to non-real estate investment trust years as of the close of 1997, and therefore that we satisfied this distribution requirement for 1997. See "Failure to Qualify."

    Tax Liabilities and Attributes Inherited from Western Properties. Recently, we acquired in a merger certain assets and subsidiaries of Western Properties Trust, a California real estate investment trust. If, prior to this transaction, Western Properties Trust failed to qualify as a real estate investment trust in any taxable year, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless statutory relief provisions apply, Western Properties Trust would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which it lost qualification. As successor-in-interest to Western Properties Trust, we would be required to pay this tax. In addition, the built-in gain rules described above would apply with respect to any assets we acquired from Western Properties Trust. In that case, if we were not to make an election under Treasury Regulation section 1.337(d)-5T, Western Properties would recognize taxable gain as a result of the transaction under the built-in gain rules, even though the transaction otherwise qualified as a tax-free reorganization under the Internal Revenue Code. We would be liable for any tax due with respect to the gain described above. We intend, however, to make a protective election under Treasury Regulation section 1.337(d)-5T with respect to the merger to prevent the recognition of this gain. Even having made this election, under these circumstances, if we disposed of any of the assets acquired from Western Properties Trust during the ten-year period following the transaction, any resulting gain, to the extent of the built-in gain at the time of the merger, would be subject to tax at the highest corporate tax rate under the built-in gain rules. In addition, if Western Properties Trust failed to qualify as a real estate investment trust for any year, then it is possible that we would have acquired undistributed C corporation earnings and profits from Western Properties Trust. If we failed to distribute these C corporation earnings and profits prior to the end of the taxable year in which the merger occurred, we would be required to distribute them through a deficiency dividend or fail to qualify as a real estate investment trust.

Taxation Of Taxable U.S. Stockholders.

    As used below, the term "U.S. stockholder" means a holder of shares of common stock who is for United States federal income tax purposes:

    o   a citizen or resident of the United States;

    o a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or under the laws of the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

    o an estate which is required to pay United States federal income tax regardless of the source of its income; or

    o a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

    Distributions Generally. Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. As long as we qualify as a real estate investment trust, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to our common stock.

    To the extent that we make distributions, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis which each U.S. stockholder has in his or her shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted basis in his or her shares will be taxable as capital gain, provided that the shares were held as capital assets. This gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

    Capital gain distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gains from the sale or disposition of a capital asset to the extent that these gains do not exceed our actual net capital gain for the taxable year. Depending on the tax characteristics of the assets which produced these gains, and on specified designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

    Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will generally be unable to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income depending upon your particular situation.

    Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. stockholder generally would:

    o include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

    o be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder's long-term capital gains;

    o   receive a credit or refund for the amount of tax deemed paid by it;

    o increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

    o in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by Treasury Regulations to be prescribed by the IRS.

    Dispositions of Common Stock. If you are a U.S. stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss will be long-term capital gain or loss if you have held the common stock for more than one year. Long-term capital gains of a non-corporate U.S. stockholder will generally be subject to a maximum tax rate of 20%. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

    Backup Withholding. We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at a maximum rate of up to 31% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A U.S. stockholder who does not provide us with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation Of Tax-Exempt Stockholders.

    The IRS has ruled that amounts distributed as dividends by a qualified real estate investment trust do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from us and gain arising upon a sale of our shares will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as "debt financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

    For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" will be treated as unrelated business taxable income as to specified tax exempt trusts which hold more than 10%, by value, of the interests in the real estate investment trust. A real estate investment trust's tax status as a "pension held REIT" depends, in part, on the ownership of its stock. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a "pension-held REIT."

Taxation Of Non-U.S. Stockholders.

    The preceding discussion does not address the rules governing U.S. federal income taxation of the ownership and disposition of common stock by persons that are non-U.S. stockholders. When we use the term "non-U.S. stockholder" we mean stockholders who are not U.S. stockholders. In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. stockholder's country. A non- U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim this treatment. Non-U.S. stockholders should consult their tax advisors concerning the federal income tax consequences to them of an acquisition of shares of common stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

Other Tax Consequences.

    We may be required to pay state or local taxes in various state or local jurisdictions, including those in which we transact business. Our stockholders may be required to pay state or local taxes in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on a disposition of LLC or limited partnership units or an investment in our common stock.

                              SELLING STOCKHOLDERS

    As described elsewhere in this prospectus, the "selling stockholders" are only those persons who may receive exchange shares upon the exchange of units in either Pan Pacific (Rancho Las Palmas), Pan Pacific (Kienows) or Pan Pacific (Pinecreek). The number of shares listed in the following table represents the number of exchange shares into which units held by the person are exchangeable. Because the selling stockholders may sell all or part of their exchange shares under this prospectus, and this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number and percentage of shares of our common stock that will be held by each selling stockholder upon termination of this offering.

    The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                          MAXIMUM NUMBER OF
                                                           SHARES AVAILABLE     AGGREGATE SHARES OF
                                           TOTAL NUMBER   FOR SALE PURSUANT     COMMON STOCK OWNED          PERCENTAGE OF
                                                OF             TO THIS         FOLLOWING EXCHANGE OF    OUTSTANDING SHARES OF
NAME                                      SHARES HELD(1)    PROSPECTUS (1)           UNITS(2)            COMMON STOCK (2)(3)
----                                      --------------  ------------------   ---------------------    ---------------------

Ronald Charles Waranch Intervivos Trust         0             314,587                314,587                      *
Judith Fisher                                   0             199,197                199,197                      *
W.H. Courtney                                   0               3,824                  3,824                      *
John H. Arenz, Trust                            0              58,797                 58,797                      *
Antoinette K. Arenz, Trust                      0             471,959                471,959                    1.47%
John K. Arenz                                   0               7,762                  7,762                      *
Thomas J. Arenz                                 0               7,762                  7,762                      *
Joseph A. Arenz                                 0               7,762                  7,762                      *
Pendola Family Trusts Partnership             481              54,868                 55,349                      *

--------------

* Less than one percent.

----------

(1) Based on information available to us as of May 31, 2001.

(2) Assumes all units held by the selling stockholders are exchanged for the exchange shares. Also assumes that no transactions with respect to shares of our common stock or units in Pan Pacific (Rancho Las Palmas), Pan Pacific (Kienows), or Pan Pacific (Pinecreek) occur other than the exchange.

(3) Based on 31,526,938 shares of our common stock outstanding as of May 31, 2001.

                              PLAN OF DISTRIBUTION

    This prospectus relates to the offering from time to time by the selling stockholders of up to an aggregate of 1,126,522 shares. We are registering the offer and sale of these shares by the selling stockholders on behalf of the selling stockholders. Sales of these shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to these shares, through short sales of these shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve underwriters, brokers or dealers.

    The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

    The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, the selling stockholders have not entered into any agreement with a prospective underwriter and we cannot assure you that any such agreement will be entered into. If the selling stockholders enter into this type of an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

    The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the securities for a specified period of time prior to the commencement of the distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

    The selling stockholders also may sell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

    Under agreements entered into with us, the selling stockholders and any underwriter they may utilize may be indemnified by us against certain civil liabilities, including liabilities under the Securities Act. Underwriter commissions, brokerage commissions and similar selling expenses, if any, attributable to the sale of these shares will be borne by the selling stockholders.

                                     EXPERTS

    The consolidated financial statements and Schedule III of Pan Pacific Retail Properties, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein, and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Western Properties Trust as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein, and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. In addition, the description of material federal income tax consequences contained in this prospectus under the heading "Material Federal Income Tax Consequences" is based upon the opinion of Latham & Watkins. Latham & Watkins will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, as to certain matters of Maryland law.

================================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by Pan Pacific Retail Properties, Inc. or the selling stockholders. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of common stock by anyone in a jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder will, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                 ---------------

                                TABLE OF CONTENTS

Where You Can Find More Information...............................      1
Documents We Have Incorporated By Reference.......................      1
Pan Pacific Retail Properties, Inc................................      2
Risk Factors......................................................      2
Use of Proceeds...................................................      2
Forward-Looking Statements........................................      2
Description Of Our Stock..........................................      3
Material Federal Income Tax Consequences..........................      6
Selling Stockholders..............................................     16
Plan Of Distribution..............................................     16
Experts...........................................................     17
Legal Matters.....................................................     17

================================================================================


================================================================================




                                1,126,522 Shares

                                   PAN PACIFIC
                             RETAIL PROPERTIES, INC.

                                  Common Stock

                                 ---------------

                                   PROSPECTUS

                                 ---------------

                                ___________, 2001



================================================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are set forth below. All of such expenses are estimates, except the Securities Act registration fee.

               Registration Fee - Securities and Exchange Commission     $4,350
               Legal Fees and Expenses                                   10,000
               Accounting Fees and Expenses                               3,000
               Miscellaneous Expenses                                     1,000
                                                                          -----
                   Total                                                $18,350
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our charter limits the liability of our directors and officers to us and our stockholders for money damages to the fullest extent permitted by the laws of the State of Maryland. The Maryland General Corporation Law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited by the corporate charter, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit for the amount of the benefit or profit actually received or
(ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the directors or officers action, or failure to act, was a result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The provisions of our charter do not limit our ability or the ability of our stockholders to obtain other relief, such as injunction or rescission.

    Article XII of our Amended and Restated Bylaws provides that we shall indemnify and hold harmless, to the fullest extent permitted by Maryland law, any person who is made a party to any proceeding, by reason of the fact that such person is or was a director or officer of ours, or, as a director or officer of ours, is or was serving at our request as a director, officer, trustee or partner, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. To the fullest extent permitted by law, such indemnification shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by us in advance of the final disposition of such proceeding. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation unless ordered by a court of appropriate jurisdiction, in which case indemnification is limited to expenses. In addition, the Maryland General Corporation Law requires a corporation, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by such corporation as set forth in Section 2-418 of the Maryland General Corporation Law and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

    Article XII of our bylaws further provides that we may, with the approval of our board, provide such indemnification and advancement of expenses as set forth in the above paragraph to our agents and employees as well as those of our predecessor.

    Section 2-418 of the Maryland General Corporation Law requires a corporation, unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity against reasonable expenses incurred in connection with the proceeding. Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceeding by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit if the director or officer is adjudged to be liable on the basis that personal benefit was improperly received. A court of appropriate jurisdiction may order indemnification, but only for expenses, in proceedings by or in the right of the corporation or in which liability has been adjudged on the basis of improper personal benefit. The termination of any proceeding by conviction or upon a plea of nolo contenders or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

ITEM 16. EXHIBITS

    See Exhibit Index.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on the 5th day of July, 2001.

                                             PAN PACIFIC RETAIL PROPERTIES, INC.


                                             By: /s/ STUART A. TANZ
                                                 -------------------------------
                                                     Stuart A. Tanz
                                                     Chief Executive Officer and
                                                     President

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 5, 2001.

          NAME                               TITLE
          ----                               -----


/s/    STUART A. TANZ          Director, Chief Executive Officer and President
--------------------------
      Stuart A. Tanz

/s/   JOSEPH B. TYSON          Executive Vice President and Chief Financial
--------------------------     Officer
      Joseph B. Tyson

/s/   LAURIE A. SNEVE          Vice President and Controller
--------------------------
      Laurie A. Sneve

/s/    MARK J. RIEDY           Director
--------------------------
       Mark J. Riedy

/s/ BERNARD M. FELDMAN         Director
--------------------------
    Bernard M. Feldman

/s/   DAVID P. ZIMEL           Director
--------------------------
      David P. Zimel

/s/  JOSEPH P. COLMERY         Director
--------------------------
     Joseph P. Colmery

/s/   JAMES L. STELL           Director
--------------------------
      James L. Stell

                                  EXHIBIT INDEX

   EXHIBIT NO.                                                  DESCRIPTION
   -----------                                                  -----------

      3.1           Articles of Amendment and Restatement of the Company (previously filed as Exhibit 3.1 to Pan Pacific
                    Retail Properties, Inc.'s Registration Statement on Form S-11 (Registration No. 333-28715) and
                    incorporated herein by reference).

      3.2           Amended and Restated Bylaws of the Company (previously filed as Exhibit 3.2 to Pan Pacific Retail
                    Properties, Inc.'s Registration Statement on Form S-11 (Registration No. 333-28715) and incorporated herein by reference).

      4.1           Form of Certificate of Common Stock (previously filed as Exhibit 4.1 to Pan Pacific Retail
                    Properties, Inc.'s Registration Statement on Form S-11 (Registration No. 333-28715) and incorporated herein by reference).

      4.2           Form of Indenture relating to the Senior Notes (previously filed as Exhibit 4.1 to Western
                    Properties Trust's Registration Statement on Form S-3 (Registration No. 333-32721) and incorporated herein by this reference).

      4.3           Form of Senior Notes (previously filed as Exhibit 4.1 to Western Properties Trust's Registration
                    Statement on Form S-3 (Registration No. 333-32721) and incorporated herein by this reference).

      4.4           Form of Supplemental Indenture relating to the 7.1% Senior Notes due 2006 (previously filed as
                    Exhibit 4.5 to Western Properties Trust's Form 8-K dated September 24, 1997, and incorporated herein by this reference).

      4.5           Form of Supplemental Indenture relating to the 7.2% Senior Notes due 2008 (previously filed as
                    Exhibit 4.6 to Western Properties Trust's Form 8-K, dated September 24, 1997, and incorporated herein by this reference).

      4.6           Form of Supplemental Indenture relating to the 7.3% Senior Notes due 2010 (previously filed as
                    Exhibit 4.7 to Western Properties Trust's Form 8-K, dated September 24, 1997, and incorporated herein by this reference).

      4.7           Form of Supplemental Indenture relating to the assumption by Pan Pacific Retail Properties, Inc. of the Indenture relating to the 7.1% Senior Notes due 2006, the 7.2% Senior Notes due 2008 and the
                    7.3% Senior Notes due 2010 (previously filed as Exhibit 4.7 to Pan Pacific Retail Properties, Inc.'s
                    Registration Statement on Form S-3 (Registration No. 333-51230) and incorporated herein by reference).

      4.8           Form of Indenture relating to the 7.875% Senior Notes due 2004 (previously filed as Exhibit 4.2 to
                    Western Properties Trust Registration Statement on Form S-3 (Registration No. 333-71270) and
                    incorporated herein by reference).

      4.9           Form of Supplemental Indenture relating to the assumption by Pan Pacific Retail Properties, Inc. of the Indenture relating to the 7.875% Senior Notes due 2004 (previously filed as Exhibit 4.9 to Pan
                    Pacific Retail Properties, Inc.'s Registration Statement on Form S-3 (Registration No. 333-51230)
                    and incorporated herein by reference).

      4.10          Form of Indenture relating to the Notes (previously filed as Exhibit 4.2 to Pan Pacific Retail
                    Properties, Inc.'s Form 8-K, filed on April 10, 2001, and incorporated herein by reference).

      4.11          Form of 7.95% Notes due 2011 (previously filed as Exhibit 4.1 to Pan Pacific Retail Properties,
                    Inc.'s Form 8-K, filed on April 10, 2001, and incorporated herein by reference).

      4.12          Minutes of a meeting of the Pricing Committee held on April 6, 2001 designating the terms of 7.95%
                    Notes due 2011 (previously filed as Exhibit 4.3 to Pan Pacific Retail Properties, Inc.'s Form 8-K,
                    filed on April 10, 2001, and incorporated herein by reference).

     +5.1           Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of the securities to be issued.

     +8.1           Opinion of Latham & Watkins regarding tax matters.

     10.1           Form of Restricted Stock Agreement between the Company and Mr. Stuart A. Tanz (previously filed as
                    Exhibit 10.1 to Pan Pacific Retail Properties, Inc.'s filing on Form 10-Q for the quarter ended
                    September 30, 1999 and incorporated herein by reference).

     10.2           The 1997 Stock Option and Incentive Plan of Pan Pacific Retail Properties, Inc. (previously filed as
                    Exhibit 10.1 to Pan Pacific Retail Properties, Inc.'s Registration Statement on Form S-11
                    (Registration No. 333-28715) and incorporated herein by reference).

     10.3           The 2000 Stock Incentive Plan of Pan Pacific Retail Properties, Inc. (previously filed as Appendix A to Pan Pacific Retail Properties, Inc.'s Proxy Statement for the 2000 Annual Meeting of
                    Stockholders and incorporated herein by reference).

     10.4           Form of Officers and Directors Indemnification Agreement (previously filed as Exhibit 10.2 to Pan
                    Pacific Retail Properties, Inc.'s Registration Statement on Form S-11 Registration No. 333-28715)
                    and incorporated herein by reference).

   EXHIBIT NO.                                                  DESCRIPTION
   -----------                                                  -----------

     10.5           Amended and Restated Employment Agreement, dated as of August 14, 2000, between Pan Pacific Retail
                    Properties, Inc. and Mr. Stuart A. Tanz (previously filed as Exhibit 10.5 to Pan Pacific Retail
                    Properties, Inc.'s Registration Statement on Form S-4 (Registration No. 333-45944) and incorporated herein by reference).

     10.6           Employment Agreement, dated as of October 11, 1999, between Pan Pacific Retail Properties, Inc. and
                    Mr. Joseph B. Tyson (previously filed as Exhibit 10.6 to Pan Pacific Retail Properties, Inc.'s
                    Registration Statement on Form S-4 (Registration No. 333-45944) and incorporated herein by reference).

     10.7           Amended and Restated Employment Agreement, dated as of August 14, 2000, between Pan Pacific Retail
                    Properties, Inc. and Mr. Jeffrey S. Stauffer (previously filed as Exhibit 10.7 to Pan Pacific Retail
                    Properties, Inc.'s Registration Statement on Form S-4 (Registration No. 333-45944) and incorporated herein by reference).

     10.8           Form of Miscellaneous Rights Agreement (previously filed as Exhibit 10.6 to Pan Pacific Retail
                    Properties, Inc.'s Registration Statement on Form S-11 (Registration No. 333-28715) and incorporated herein by reference).

     10.9           Form of Non-Competition Agreement (previously filed as Exhibit 10.7 to Pan Pacific Retail
                    Properties, Inc.'s Registration Statement on Form S-11 (Registration No. 333-28715) and incorporated herein by reference).

     10.10          Revolving Credit Agreement, dated as of November 13, 2000, by and among Pan Pacific Retail
                    Properties, Inc., certain subsidiaries of Pan Pacific Retail Properties, Inc. and Bank of America,
                    N.A., as Administrative Agent, First Union National Bank, as Syndication Agent, and U.S. Bank,
                    National Association, as Documentation Agent, Dresdner Bank AG, New York and Grand Cayman Branches,
                    Guaranty Federal Banks, F.S.B., as Co-Agent and Wells Fargo Bank, N.A., as Co-Agent (previously filed as Exhibit 10.9 to Pan Pacific Retail Properties, Inc.'s Registration Statement on Form S-3
                    (Registration No. 333-51230) and incorporated herein by reference).

     10.11          Term Credit Agreement, dated as of November 13, 2000, by and among Pan Pacific Retail Properties,
                    Inc., certain subsidiaries of Pan Pacific Retail Properties, Inc. and Bank of America, N.A., as
                    Administrative Agent (previously filed as Exhibit 10.10 to Pan Pacific Retail Properties, Inc.'s
                    Registration Statement on Form S-3 (Registration No. 333-51230) and incorporated herein by reference).

     10.12          Member's Interest Purchase Agreement, dated as of August 13, 1999, by and among Pan Pacific Retail
                    Properties, Inc., Pan Pacific (RLP), Inc. and Stanley W. Gribble (previously filed as Exhibit 10.15 to Pan Pacific Retail Properties, Inc.'s Registration Statement on Form S-4 (Registration No.
                    333-45944) and incorporated herein by reference).

     10.13          Loan Assumption and Modification Agreement, dated as of September 23, 1999, by and between Pan
                    Pacific Retail Properties, Inc. and La Salle National Bank (previously filed as Exhibit 10.16 to Pan
                    Pacific Retail Properties, Inc.'s Registration Statement on Form S-4 (Registration No. 333-45944)
                    and incorporated herein by reference).

     10.14          Operating Agreement of Pan Pacific (Rancho Las Palmas), LLC, dated as of September 23, 1999
                    (previously filed as Exhibit 10.17 to Pan Pacific Retail Properties, Inc.'s Registration Statement
                    on Form S-4 (Registration No. 333-45944) and incorporated herein by reference).

     10.15          Contribution Agreement and Escrow Instructions, dated as of August 13, 1999, by and between Pan
                    Pacific Retail Properties, Inc. and Rancho Las Palmas Center Associates (previously filed as Exhibit
                    10.18 to Pan Pacific Retail Properties, Inc.'s Registration Statement on Form S-4 (Registration No.
                    333-45944) and incorporated herein by reference).

     10.16          Amendment No. 1 to Miscellaneous Rights Agreement, dated as of January 12, 2001 (previously filed as
                    Exhibit 10.16 to Pan Pacific Retail Properties, Inc.'s Registration Statement on Form S-3
                    (Registration No. 333-59336) and incorporated herein by reference).

    +23.1           Consent of KPMG LLP.

    +23.2           Consent of KPMG LLP.

    +23.3           Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).

    +23.4           Consent of Latham & Watkins (included in Exhibit 8.1).

    +24.1           Power of Attorney (contained on signature page).

----------

+ Filed herewith.